Exhibit 21
THE ALLIED DEFENSE GROUP, INC.
LIST OF SUBSIDIARIES
      1. ARC Europe, S.A., a Belgian Corporation

Wholly-owned and majority owned Belgian subsidiaries of ARC Europe S.A.

A. MECAR S.A.

B. Sedachim S.I., S.A.

C. VSK Electronics N.V.

(1) Belgian Automation Units, N.V

(2) Intelligent Data Capturing Systems, N.V.

(3) VIGITEC, S.A.

(4) Tele Technique Generale, S.A.

(5) Control Monitor Systems, Inc.

D. Hendrickx N.V.
      2. Allied Research Corporation Limited, a U.K. Corporation
      3. Energa Corporation
      4. News/ Sports Microwave Rental, Inc.
      5. Titan Dynamics Systems, Inc.
      6. SeaSpace Corporation
      7. MECAR USA, Inc.
      8. Allied Technology, LLC

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